EXHIBIT 10.1

TTM TECHNOLOGIES, INC.
Compensation Plan for Non-Employee Directors
Effective as of May 4, 2005

Summary Terms

Purpose

To enable TTM Technologies, Inc. (“TTM” or the “Company”) to attract and retain qualified persons to serve as non-employee Directors and to solidify the common interests of its directors and shareholders in enhancing the value of the Company.

Eligibility	Any Director of TTM who is not a full-time employee of the Company or is not a direct or indirect owner of 10% or more of the fully diluted shares of the Company.

Retainer	Each non-employee Director shall receive a cash retainer of $20,000 per annum paid quarterly. A non-employee Director must attend at least 4 meetings per year in person or telephonically.

The following Chairmen shall receive the following additional cash retainers:

• The Chairman of the Audit Committee shall receive an additional cash retainer of $9,000 per annum paid quarterly.

• The Chairman of the Compensation Committee shall receive an additional cash retainer of $4,000 per annum paid quarterly.

• The Chairman of the Nominating and Corporate Governance Committee shall receive an additional cash retainer of $3,000 per annum paid quarterly.

• The Chairman of the Board of Directors shall receive an additional cash retainer of $15,000 per annum paid quarterly.

Board Meeting Fees	$1,500 per meeting of the Board of Directors that a non-employee Director attends in person or telephonically, plus expenses.

Committee Meeting Fees	$750 per committee meeting that a non-employee Director attends in person or telephonically.

Equity	Upon election to the Board of Directors, each non-employee Director will receive an option to purchase 20,000 shares of TTM Common Stock at the closing price on the Nasdaq on the date of the Grant (the “Initial Grant”).

At each annual meeting of shareholders, each individual who continues to serve as a non-employee Director will receive an option grant to purchase 4,000 shares of TTM Common Stock, providing the director has served as a non-employee director for at least six months (the “Annual Grant”). Each option grant will have an exercise price equal to the closing price on the Nasdaq per share of Common Stock on the grant date, and will have a maximum term of 10 years, subject to earlier termination following the director’s cessation of Board service.

Vesting

The Initial Grant vests ratably over four years, with a non-employee Director becoming 25% vested on the first anniversary of the Grant Date, 50% on the second anniversary of the Grant Date, 75% on the third anniversary of the Grant Date, and 100% vested on the fourth anniversary of the Grant Date.

The Annual Grant vests ratably over three years, with a non-employee director becoming 33 1/3% vested on the first anniversary of the Grant Date, 66 2/3% vested on the second anniversary of the Grant Date, and 100% vested on the third anniversary of the Grant Date.

Unexercised options shall expire on the 10th anniversary of the Grant Date.

Termination	All non-vested options will terminate 30 days following the director’s cessation of Board services. All options will accelerate upon a change of control.

Benefits	None